Exhibit 99.1


                 California Pizza Kitchen to Present
               at the Piper Jaffray Consumer Conference


    LOS ANGELES--(BUSINESS WIRE)--June 1, 2007--California Pizza
Kitchen, Inc. (Nasdaq:CPKI) announced today that management will be presenting at the Piper Jaffray Consumer Conference in New York, New York on Thursday, June 7, 2007 at 1:00 p.m. ET.

    Interested parties can listen to an audio webcast of the presentation by going to www.cpk.com. A replay of the presentation will be available by the end of the day and will be archived for ninety days.

    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $13.23. As of June 1, 2007 the company operates, licenses or franchises 212 restaurants, of which 182 are company-owned and 30 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

    California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.


    CONTACT: California Pizza Kitchen, Inc.
             Sarah Grover (media) or Sue Collyns (investors)
             310-342-5000